Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Nutrien Ltd.

Reporting Year	From	1/1/2023	To:	12/31/2023	Date submitted	5/24/2024

Reporting Entity ESTMA Identification Number	E180886		Original Submission
Amended Report

Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E223738 (Potash Corporation of Saskatchewan Inc.) E980981 (Nutrien (Canada) Holdings ULC) E796540 (Agrium Potash Ltd.)

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Pedro Farah				Date	5/24/2024

Position Title	Executive Vice President and Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2023	To:	12/31/2023
Reporting Entity Name			Nutrien Ltd.			Currency of the Report			USD
Reporting Entity ESTMA Identification Number			E180886
Subsidiary Reporting Entities (if necessary)		E223738 (Potash Corporation of Saskatchewan Inc.) E980981 (Nutrien (Canada) Holdings ULC) E796540 (Agrium Potash Ltd.)
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc... within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada	Government of Canada		1,065,540,000	-	80,000	-	-	-	-	1,065,620,000	This relates to federal income tax and fees. We paid the Receiver General for Canada and Canadian Nuclear Safety Commission.
Canada -New Brunswick	Government of New Brunswick		1,020,000	1,570,000	250,000	-	-	-	-	2,840,000	This relates to municipal tax, royalties, mineral lease fees, other fees. We paid the Minister of Finance, New Brunswick Energy and Utilities, and New Brunswick Highway Corporation.
Canada -Saskatchewan	Government of Saskatchewan		525,210,000	82,310,000	3,280,000	-	-	-	-	610,800,000	This relates to potash production tax, resource surcharge, royalties, provincial taxes, mineral lease fees, acreage tax, and other fees. We paid the Minister of Finance, Ministry of the Economy, Saskatchewan Ministry of Energy, Technical Safety Authority of Saskatchewan, and Water Security Agency.
Canada -Saskatchewan	Rural Municipality of Moosomin No. 121		-	-	-	-	-	-	2,030,000	2,030,000	This relates to infrastructure improvement payments for the Moosomin airport.
Canada -Saskatchewan	Rural Municipality of Corman Park No. 344		3,610,000	-	-	-	-	-	-	3,610,000	Municipal tax
Canada -Saskatchewan	Rural Municipality of Rocanville No. 151		5,910,000	-	-	-	-	-	-	5,910,000	Municipal tax
Canada -Saskatchewan	Rural Municipality of Usborne No. 310		4,000,000	-	-	-	-	-	-	4,000,000	Municipal tax
Canada -Saskatchewan	Rural Municipality of Vanscoy No. 345		3,650,000	-	-	-	-	-	-	3,650,000	Municipal tax
Canada -Saskatchewan	Rural Municipality of Blucher No. 343		3,470,000	-	-	-	-	-	-	3,470,000	Municipal tax
Canada -Saskatchewan	File Hills Qu’Appelle Tribal Council (FHQTC)		-	-	150,000	-	-	-	-	150,000	This relates to social payments to Indigenous payees.
Canada -Saskatchewan	Saskatoon Tribal Council		-	-	230,000	-	-	-	-	230,000	This relates to social payments to Indigenous payees.
Canada -Saskatchewan	Ochapowace Nation Economic Development Limited Partnership		-	-	130,000	-	-	-	-	130,000	This relates to social payments to Indigenous payees.
United States of America	State of Florida		2,220,000	-	200,000	-	-	-	-	2,420,000	This relates to severance tax and other fees. We paid the Florida Department of Revenue, Florida Department of Health, and Florida Department of Environmental Protection.
United States of America	State of North Carolina		-	-	340,000	-	-	-	-	340,000	This relates to fees. We paid the NC Dept of Environmental Quality, East Carolina University, NC Division of Energy Mineral, and Water Pollution Control System Operators Certification Commission.
United States of America	Hamilton County, FL		5,170,000	-	-	-	-	-	-	5,170,000	This relates to property tax. We paid the Hamilton County Tax Collector.
United States of America	Beaufort County		7,850,000	-	-	-	-	-	-	7,850,000	This relates to property tax. We paid the Beaufort County Tax Collector

Additional Notes:	1 This report is presented in United States dollars (“US dollars”), which was determined to be the functional currency of the company and the majority of its subsidiaries. Payments made to Canadian payees in Canadian dollars were converted at the exchange rate existing at the time of the payment, approximated using the daily exchange rate for the business day prior to the item being recorded. The average annual exchange rate to convert payments incurred in Canadian dollars to US dollars was 0.7410.

Extractive Sector Transparency Measures Act - Annual Report

Reporting Year	From:	1/1/2023	To:	12/31/2023

Reporting Entity Name			Nutrien Ltd.			Currency of the Report	USD

Reporting Entity ESTMA Identification Number	E180886

Subsidiary Reporting Entities (if necessary)	E223738 (Potash Corporation of Saskatchewan Inc.) E980981 (Nutrien (Canada) Holdings ULC) E796540 (Agrium Potash Ltd.)

Payments by Project

Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]

Canada -Saskatchewan	Rocanville SK	6,240,000	28,880,000	590,000	-	-	-	-	35,710,000

Canada -Saskatchewan	Lanigan SK	4,050,000	23,790,000	320,000	-	-	-	-	28,160,000

Canada -Saskatchewan	Allan SK	2,820,000	13,430,000	440,000	-	-	-	-	16,690,000

Canada -Saskatchewan	Cory SK	3,800,000	9,110,000	240,000	-	-	-	-	13,150,000

Canada -Saskatchewan	Patience Lake SK	710,000	1,530,000	130,000	-	-	-	-	2,370,000

Canada -Saskatchewan	Vanscoy SK	27,930,000	5,570,000	470,000	-	-	-	-	33,970,000

Canada -New Brunswick	New Brunswick	1,020,000	1,570,000	260,000	-	-	-	-	2,850,000

Canada	Corporate	1,565,840,000	-	1,670,000	-	-	-	2,030,000	1,569,540,000	Taxes relate to certain income taxes, potash production tax and resource surcharge not attributable to a specific project and are assessed at the corporate level.

United States of America	Aurora NC	7,850,000	-	340,000	-	-	-	-	8,190,000

United States of America	White Springs FL	7,390,000	-	200,000	-	-	-	-	7,590,000

Additional Notes[3]:

1 This report is presented in United States dollars (“US dollars”), which was determined to be the functional currency of the company and the majority of its subsidiaries. Payments made to Canadian payees in Canadian dollars were converted at the exchange rate existing at the time of the payment, approximated using the daily exchange rate for the business day prior to the item being recorded. The average annual exchange rate to convert payments incurred in
Canadian dollars to US dollars was 0.7410.